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                  AMENDMENT NO. 1 TO INDEMNIFICATION AGREEMENT

                 This Amendment No. 1 is entered into as of the ___ day of February 1997, by and between CIENA Corporation, a Delaware corporation (the "Company") and _____________________ ("Indemnitee") with respect to the following facts:

         A. The Company and Indemnitee have entered into an Indemnification Agreement dated as of April 26, 1996 (the "Indemnification Agreement").

         B. At the time of entering into the Indemnification Agreement, the Company did not recall that it had by letter to Sevin Rosen Fund IV L.P. dated December 21, 1995 (the "December 1995 Letter"), agreed to make reasonable efforts to develop an indemnification agreement with each of its directors providing for, among other things, indemnification coverage similar to that provided for directors for an investor entity which is or becomes a party to litigation solely because one of such investor entity's employees is a director of the Company.

         C. The Company desires to amend the Indemnification Agreement to accord with its understanding of the December 1995 Letter.

NOW, THEREFORE, in consideration of the December 1995 Letter, the parties hereby amend the Indemnification Agreement to add the following:

1. In the event Indemnitee is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, AND any entity which is a stockholder of the Company and for which the Indemnitee then serves as a partner, director, officer or employee (an "Investor Entity") also is or becomes a party to such Claim solely because Indemnitee is a partner, director, officer or employee of such Investor Entity, the Company will indemnify Indemnitee and such Investor Entity (as if such Investor Entity were also an Indemnitee), to the fullest extent authorized by law, against any and all Expenses and Losses (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses and Losses) of such Claim, whether or not such Claim proceeds to judgment or is settled or otherwise is brought to a final disposition, subject in each case, to the further provisions of this Agreement. Notwithstanding the foregoing, no indemnification of the Investor Entity will be provided (or if being provided, will be continued) if at any time the Company's counsel reasonably concludes that there may be a conflict of interest between the Indemnitee and the Investor Entity in the conduct of any defense of the Claim.

2.       The foregoing amendment shall be effective February 18, 1997.

3. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Indemnification Agreement.





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                 In witness whereof, the Company and Indemnitee have executed this Amendment No. 1 as of the day and year first above written.

CIENA Corporation

By:
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Title:
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INDEMNITEE


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